Q1 FY05 Question & Answer
September 22, 2004


1. What were some examples of major brands in the Retail Products segment posting sales growth for the quarter?

         ACT II
         Armour
         Banquet
         Blue Bonnet
         Butterball
         Chef Boyardee
         Cook's
         DAVID
         Eckrich
         Egg Beaters
         Hebrew National
         Hunt's
         Kid Cuisine
         Manwich
         Marie Callender's
         PAM
         Parkay
         Peter Pan
         Reddi-wip
         Swiss Miss
         Wesson


2. What were some examples of major brands in the Retail Products segment posting sales declines for the quarter?

         Healthy Choice
         Slim Jim
         Snack Pack


3. What were unit volume changes for the quarter in the Retail and Foodservice segments?

         Retail volume increased 8%.

         Foodservice volume was flat; excluding volume in last year's results from businesses that have since been divested, foodservice volume increased approximately 1% year-over-year.

4. Does the company have any estimate for the impact of increased input costs during the quarter?

         The company estimates that within its Retail Products segment, operating profit reflects approximately $45 million of increased product costs - principally input costs - which were not recovered with price increases.


5. How much was total Depreciation and Amortization (all types) from continuing operations for the quarter?

         Approximately $89 million (vs. $85 million in Q1 2004).

                  $88 million of depreciation (vs. $84 million in Q1 2004) $1 million of other amort. (vs. $1 million in Q1 2004)


6. How much were Capital Expenditures from continuing operations for the quarter?

         Approximately $105 million (vs. $71 million in Q1 2004), reflecting increased investment in information systems.


7.       What was the net interest expense for the quarter?

         $73 million.


8. What is included in the company's net debt at the end of the quarter (in millions)?

                                          Q1 FY05          Q1 FY04
         Total Debt*                      $5,677           $6,114
         Less: Cash On Hand               $  370           $  722
                                          -------          --------
                           Total          $5,307           $5,392

         * Total debt = short-term debt, long-term debt, and subordinated debt (includes preferred securities in the prior year total).


9.       What was Corporate Expense for the quarter?

         Approximately $67 million (vs. approximately $92 million in Q1 2004). The main factor in the reduction in corporate expense is a $22 million legal settlement in the prior year amounts.


10.      How much did the company pay in dividends during the quarter?

         $135 million.


11. What was the weighted average number of diluted shares outstanding for the quarter?

         521 million shares.


12.      What was the approximate effective tax rate for the first quarter
         (rounded)?

         38%.


13. What were the gross margins and operating margins this quarter ($ amounts in millions, rounded)?

         Gross Margin = Gross Profit* divided by Net Sales
         Gross Margin = $688/$3,496 = 19.7%

         Operating Margin = Segment Operating Profit** divided by Net Sales Operating Margin = $341/$3,496 = 9.7%

         * Gross Profit = Net Sales minus Costs of Goods Sold
         ($3,496 - $2,807 = $688)

         **See first quarter segment operating results for a reconciliation of operating profit to income from continuing operations. Income from continuing operations before income taxes and cumulative effect of changes in accounting divided by Net Sales = $214/$3,496 = 6.1%.


14.      Why are accounts receivable higher than last year?

         Last year the company sold through securitization programs approximately $420 million of accounts receivable. With the company's strong cash position, the company has elected not to draw from its asset securitization program, and as a result, the accounts receivable balance is currently higher than it was last year.


15. What was the trade working capital position at quarter end, excluding amounts for discontinued operations?

         Trade working capital is defined as the net position of Accounts Receivable plus Inventory less Current Operating Liabilities (Accounts Payable, Accrued Expenses, and Advances on Sales).

                                          Q1 FY05           Q1 FY04
         Accounts Receivable*              $1,350            $  808
         Inventory                         $2,640            $2,543
         Less: Accounts Payable            $  874            $  849
         Less: Accrued Expenses            $1,423            $1,559
         Less: Advances on Sales           $  103            $  113
                                          --------          -------
                  Net Position             $1,590            $  830

         * Please note question 14 regarding higher accounts receivable balance.


16.      What is the preliminary estimate of the effective tax rate for fiscal
         2005?

         Approximately 38%.


17.      What are projected Capital Expenditures for fiscal 2005?

         Approximately $475 million, reflecting increased investment in information systems and the logistics network.


18.      What is the expected net interest expense for fiscal 2005?

         Approximately $315 million.


19. The first quarter of fiscal 2005 reflected $0.02 per share of expense related to implementing cost savings initiatives. Does the company have any additional comments on the initiatives?

          o The company expects $0.01 per share of additional expense in the second quarter resulting in a total of $0.03 per share for the full fiscal year of 2005.
          o As part of efforts to improve the company's cost structure, margins, and competitive position, the company is currently implementing a series of initiatives that will better align and utilize the company's collective resources.
          o The initiatives were started in the second quarter of fiscal 2004, and have continued into fiscal 2005. These initiatives include:
               >>   Elimination of duplicative costs and overhead;
               >>   Consolidation of selected plants and support functions;
               >>   Efforts to streamline and improve our ability to do business with our customers, distributors and brokers; and
               >>   Realignment of business organizations.
          o These initiatives are expected to be more than offset by cost savings in the future.


20. During the quarter, did the company receive any proceeds related to the previous divestitures?

         During the quarter, the company collected approximately $60 million of receivables related to the divestiture of United Agri Products; no gain or loss resulted from this collection.


21. What does the company plan to do with the $300 million of 7.4% subordinated debt due September 2004?

         The company repaid the debt on September 15th.